As filed with the Securities and Exchange Commission on February 6, 2015

Registration No. 333-195894

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-1

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

KITARA MEDIA CORP.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-3881465
(State of Incorporation)	(I.R.S. Employer Identification No.)

525 Washington Blvd, Suite 2620

Jersey City, New Jersey 07310

(201) 539-2200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert Regular, Chief Executive Officer

Kitara Media Corp.

525 Washington Blvd, Suite 2620

Jersey City, New Jersey 07310

(201) 539-2200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

David Alan Miller, Esq.

Jeffrey M. Gallant, Esq.

Graubard Miller

The Chrysler Building

405 Lexington Avenue

New York, New York 10174

Telephone: (212) 818-8800

Fax: (212) 818-8881

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 to Form S-1 Registration Statement relates to the Registration Statement (File No. 333-195894) (the “Original Registration Statement”) of Kitara Media Corp., a Delaware corporation (the “Company”), declared effective by the Securities and Exchange Commission (the “Commission”) on June 4, 2014, which registered shares of the Company’s common stock for resale, from time to time, on behalf of certain selling shareholders.

On January 28, 2015, the Company consummated the transactions contemplated by (i) the Agreement and Plan of Reorganization (the “Merger Agreement”), dated as of October 10, 2014, by and among the Company, Kitara Holdco Corp. (now known as Propel Media, Inc.) (“Holdco”), which was previously a wholly-owned subsidiary of the Company, and Kitara Merger Sub, Inc. (“Merger Sub”), which was previously a wholly-owned subsidiary of Holdco, and (ii) the Unit Exchange Agreement (the “Exchange Agreement”), dated as of October 10, 2014 and amended as of December 23, 2014, by and among the Company, Holdco, Future Ads LLC (“Future Ads”) and the former members of Future Ads (the “Members”).

Pursuant to the Merger Agreement, Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the merger as a wholly-owned subsidiary of Holdco. In the Merger, each outstanding share of the Company’s common stock was converted into one share of Holdco common stock. Immediately following the Merger and as part of a single integrated transaction, pursuant to the Exchange Agreement, the Members exchanged all of the outstanding Future Ads limited liability company interests for cash, shares of Holdco common stock and the right to receive certain additional payments (the “Exchange”). Upon the closing of the Merger and Exchange, Holdco became the new public company and the Company and Future Ads became wholly-owned subsidiaries of Holdco.

As a result of the Merger and Exchange, offerings pursuant to the Original Registration Statement have terminated. The Company is filing this Post-Effective Amendment No. 1 to Form S-1 Registration Statement to terminate the effectiveness of the Original Registration Statement and remove from registration any and all securities of the Company previously registered but unsold under the Original Registration Statement as of the effective time of the Merger and Exchange (the “Shares”), in accordance with the undertakings made by the Company in Part II of the Original Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering. The Shares are hereby deregistered.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Post-Effective Amendment No. 1 to Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Jersey City, State of New Jersey, on February 6, 2015.

KITARA MEDIA CORP.

By:	/s/ Robert Regular
Name: Robert Regular
Title: Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933.